Exhibit 15.31

MRS. POERBANINGSIH ADI WARSITO, SH

NOTARY AND LAND DEED OFFICER

Decree of the Minister of Justice Number M-96-HT.03.01-TH.1984, dated: 7 December 1984

Decree of the Minister of Home Affairs Number: 141 / DJA / 1985, dated: 5 June 1985

DEED DATED	:	04 May 2009

NUMBER	:	10.-

ADDENDUM III TO THE TRUSTEE AGREEMENT FOR INDOSAT SYARIAH IJARAH BOND YEAR 2005 (COPY)

ADDENDUM III TO

THE TRUSTEE AGREEMENT FOR

INDOSAT SYARIAH IJARAH BOND YEAR 2005

- Number: 10.-

- 14.40 (fourteen hours, forty minutes) Western Indonesia Time.

- On this day, Monday, 04-05-2009 (fourth of May, two thousand and nine).

- Appeared before me, Ms. POERBANINGSIH ADI WARSITO, Sarjana Hukum, Notary in Jakarta, attended by witnesses that I, Notary, am acquainted with and whose name will be identified at the end of this deed:

I.

Mr. JOHNNY SWANDI SJAM, born in Jakarta, on 15-08-1960 (fifteenth of August, nineteen sixty), Indonesian citizen, President Director of the company to be identified herein below, domiciled in East Jakarta, Jalan Pulo Asem I number: 10, Rukun Tetangga 003, Rukun Warga 001, Kelurahan Jati, Kecamatan Pulo Gadung.

Holder of Identity Card number: 09.5402.150860.0425.

According to his statement in this matter acting in his aforementioned capacityand therefore is duly authorized to act for and on behalf of, PT INDOSAT Tbk., domiciled in Jakarta, whose articles of association have been amended in its entirety to conform with the provisions of Law number 40 of 2007 (two thousand and seven) on Limited Liability Company as incorporated in deed dated 14-07-2008 (fourteenth of July, two thousand and eight) number: 109, executed before SUTJIPTO, Sarjana Hukum, Notary in Jakarta, which deed has received approval from the Minister of Law and Human rights of the Republic of Indonesia dated 06-08-2008 (sixth of August, two thousand and eight), Number: AHU-48398.AH.01.02.Year 2008. The latest composition of the Board of Directors and Board of Commissioners are as set out in deed dated 25-08-2008 (twenty-fifth of August, two thousand and eight), number: 344, executed before AULIA TAUFANI, Sarjana Hukum, then substituting for SUTJIPTO, Sarjana Hukum, Notary in Jakarta.

(PT INDOSAT Tbk shall hereinafter be referred to as “Issuer”. )

II.

Mr. LELI SUBARNAS, born in Tasikmalaya on 01-01-1964 (first of January nineteen sixty-four), Indonesian citizen, Group Head of Trust & Corporate Services of the company to be identified herein below, domiciled in South Jakarta, Jalan Simaskot number 2, Rukun Tetangga 007, Rukun Warga 006, Kelurahan Cipete Selatan, Kecamatan Cilandak.

Holder of Identity Card number: 09.5306.010164.7027

According to his statement in this matter acting in his aforementioned capacity by virtue of a Power of Attorney dated 09-08-2007 (ninth of August two thousand and seven) number B.417-DIR/KUI/TRY/08/2007, privately drawn up, duly stamped, the original of which has been presented to me, Notary, therefore is authorized to represent:

Mr. ABDUL SALAM, Director of Finance of the company to be identified herein below, Indonesian citizen, domiciled in Jakarta.

In the matter contemplated herein the Authorizer is represented in his above capacity, and therefore is duly authorized to represent the Board of Directors, and to act for and on behalf of PERSEROAN (PERSERO) PT BANK RAKYAT INDONESIA Tbk, to be referred to in short as PT BANK RAKYAT INDONESIA (PERSERO) Tbk, domiciled in Central Jakarta, whose articles of association has been amended in its entirety to conform with the provision of Law number 40 of 2007 (two thousand and seven) on Limited Liability Company as stated in a deed dated 26-05-2008 (twenty-sixth of May, two thousand and eight) number 51, executed before FATHIAH HELMI, Sarjana Hukum, Notary in Jakarta, which Deed has received approval from the Minister of Law and Human Rights of the Republic of Indonesia dated 06-08-2008 (sixth of August, two thousand and eight) number AHU-48353.AH.01.02.Year 2008, and which has received a Certification of Registration as Trustee dated 11-06-1996 (eleventh of June nineteen ninety-six) number 08/STTD Wali Amanat/PM/1996, issued by the Capital Market Supervisory Agency.

PT. BANK RAKYAT INDONESIA (Persero) Tbk., and all its lawful successors shall hereinafter be referred to as the Trustee; in this matter acting by virtue of the power of attorney conferred by the Bondholders of Indosat Syariah Ijarah Bond Year 2005, executed on 24-03-2009 (twenty-fourth of March, two thousand and nine) number 30, prepared by me, Notary, and therefore acting for behalf of and duly representing the Bondholders of Indosat Syariah Ijarah Bond Year 2005.

(PT Bank Rakyat Indonesia (PERSERO) Tbk. shall hereinafter be referred to as “Trustee”.)

The appearers, acting in their aforementioned respective capacities, shall first declare the following:

1.	Whereas, the Issuer has issued and offered:

a.

Syariah Ijarah Bonds to the Public by way of Public Offering (as defined herein below), titled “INDOSAT SYARIAH IJARAH BONDS YEAR 2005”, as listed at the Stock Exchange, having a maturity period of 6 (six) years from the Issue Date (as defined herein below) with call option as provided under Article 5 and Article 6 of the Syariah Ijarah Trustee Agreement with a Remaining Ijarah Fee (as defined herein below) of Rp.285,000,000,000.00 (two hundred and eighty-five billion Rupiah); and

b.

Bonds to the Public by way of Public Offering (as defined herein below) titled INDOSAT BOND IV YEAR 2005 WITH FIXED INTEREST RATE”, as listed at the Stock Exchange, having a maturity period of 6 (six) years from the Issue Date (as defined herein below) with call option as provided under Article 5 and Article 6 of the Trustee Agreement, with a Bond Principal (as defined below) in the amount of Rp.815,000,000,000.00 (eight hundred and fifteen billion Rupiah).

2.	Whereas, with respect to the issuance and public offering of the Bond, the Issuer and Trustee have executed the following documents:

-

deed of THE TRUSTEE AGREEMENT FOR INDOSAT SYARIAH IJARAH BOND YEAR 2005 dated 03-05-2005 (third of May, two thousand and five) number 3, prepared before Mrs. INDAH FATMAWATI, Sarjana Hukum, at that time substituting for me, Notary;

-

deed of ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT SYARIAH IJARAH BOND YEAR 2005 dated 26-05-2005 (twenty-sixth of May, two thousand and five) number 49, prepared before me, Notary. The amendments set forth in this deed constitute definite amendments to the amount of Remaining Ijarah Fee offered, the Ijarah Fee Installment, and matters required to be amended pursuant to request from the competent authorities. However, in order to provide ease of reference, the Issuer and Trustee have agreed to restate the Trustee Agreement in a deed dated 03-05-2005 (third of May, two thousand and five) number 3 containing the amendments;

-

deed of FIRST ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT SYARIAH IJARAH BOND YEAR 2005 dated 07-06-2005 (seventh of June, two thousand and five) number 18, prepared before me, Notary. The amendment set forth in the deed relates to Article 2 on the Utilization of Funds as a result of a request by the competent authority, thus such Article 2 shall be amended to read as follows:

Article 2

UTILIZATION OF PROCEEDS FROM THE BOND ISSUANCE

2.1.

Funds derived from the proceeds of the Public Offering of Syariah Ijarah Bonds, after deducted by the Issuance expenses, shall be used entirely by the Issuer for capital expenditure in relation to the expansion of the Issuer’s business through the development of its cellular network, namely the construction of base station subsystem, network switching sub-system, and operating support subsystem.

2.2.

In accordance with BAPEPAM Rule Number X.K.4, Attachment to Decree of the Chairman of BAPEPAM Number Kep-27/PM/2003 dated 17-07-2003 (seventeenth of July, two thousand and three) regarding Report on the Utilization of Proceeds from the Bond Issuance, the Issuer is required to report the application of proceeds from the Bond Issuance on a quarterly basis to Bapepam, Trustee, and National Syariah Board and shall be responsible for the realization of the proceeds of Public Offering to the Annual General Meeting of Shareholders until all proceeds from the Bond Issuance has been expended, unless otherwise determined by a BAPEPAM regulation.

2.3.

If the Issuer intends to change the utilization of proceeds from the Syariah Ijarah Bond Public Offering, such proposed plan shall be first reported to BAPEPAM by giving the reasons of such proposed changes and the considerations thereof, and subject to prior approval from the GMSB and Trustee.

2.4.

If there still remains funds from the proceeds of the Syariah Ijarah Bond Public Offering, prior to or following utilization thereof, such funds shall be deposited into a special account with a Syariah Bank within the domicile of the Issuer.

-

deed of SECOND AMENDMENT TO THE TRUSTEE AGREEMENT FOR INDOSAT SYARIAH IJARAH BOND YEAR 2005 dated 23-11-2005 (twenty-third of November, two thousand and five) number 15, prepared before me, Notary. The amendments set out in the deed relate to changes requested by the Stock Exchange with regard to the Bond Transfer Unit, which specifies as follows:

-	Article 1.55 to become as follows:

1.55.

“Transfer Unit” shall mean a unit by which the Syariah Ijarah Bonds are transferable and tradable between Securities Account, as referred to in Article 5 paragraph 12 of the Syariah Ijarah Trustee Agreement.

-	Article 5.12 to become as follows:

5.12.

Title over the Syariah Ijarah Bonds shall be transferred by the transfer of the Syariah Ijarah Bonds from one Securities Account to another Securities Account. Syariah Ijarah Bond Transfer Unit shall be Rp.1.00 (one Rupiah) or its multiplicity. The Issuer, Trustee and Paying Agent shall treat the Accountholder as the legitimate Syariah Ijarah Bondholder with regard to the receipt of the repayment of the Remaining Ijarah Fee and payment of the Ijarah Fee Installments and other entitlements relating to the Syariah Ijarah Bonds subject to the provisions of paragraph 5.19 of this article.

3.

Whereas, on 24-03-2009 (twenty-fourth of March, two thousand and nine) a GENERAL MEETING OF BONDHOLDERS OF THE INDOSAT SYARIAH IJARAH BOND YEAR 2005 (hereinafter referred to as the GMSB) has been held as stated in the deed of MINUTE OF THE GENERAL MEETING OF BONDHOLDERS OF THE INDOSAT SYARIAH IJARAH BOND YEAR 2005 dated 24-03-2009 (twenty-fourth of March, two thousand and nine) number 30, prepared by me, Notary, the resolution of which GMSB among others amend:

i.	Approve amendment to Article 1:

a.	amendment to the Definition of EBITDA;

b.	new definition of Equity;

c.	new definition of Group;

d.	amendment to the definition of Debt.

-

Approve amendment to Article 11.3.m. (i) of the Syariah Ijarah Trustee Agreement, relating to the total ratio between Debt to Equity and Article 11.3.m. (iii) of the Trustee Agreement, relating to the ratio between Debt to EBITDA.

In regards to the above, the appearers acting in the respective aforementioned capacities hereby intend to amend and/or addendum the provisions contained in the Syariah Ijarah Trustee Agreement as follows:

1.	Amend the entire Article 1 of the Syariah Ijarah Trustee Agreementto become as follows:

Article 1

DEFINITION

Unless otherwise expressly provided otherwise, the capitalized terms contained in the Third Amendment to the Syariah Ijarah Trustee Agreement shall have the meaning as follows:

1.1.

“Third Addendum to Syariah Ijarah Trustee Agreement” shall mean the amendment and/or addendum to the Syariah Ijarah Trustee Agreement of the Indosat Syariah Ijarah Bond Year 2005, dated 03-05-2005 (third of May, two thousand and five) number 3, deed of Addendum to Syariah Ijarah Trustee Agreement of Indosat Syariah Ijarah Bond Year 2005 dated 26-05-2005 (twenty-sixth of May, two thousand and five) number 49, deed of First Amendment to the Syariah Ijarah Trustee Agreement of Indosat Syariah Ijarah Bond Year 2005 dated 07-06-2005 (seventh of June, two thousand and five) number 18, and Second Amendment to the Syariah Ijarah Trustee Agreement of Indosat Syariah Ijarah Bond Year 2005 dated 23-11-2005 (twenty-third of November, two thousand and five) number 15 as set forth herein.

1.2.	“Affiliation”, as defined in the Capital Market Law, shall mean:

a.	family relationship by marriage and descent, down to second degree, horizontal as well as vertical;

b.	relationship between a person and its employees, directors or commissioners of such person;

c.	relationship between 2 (two) companies with one or more directors or commissioners in common;

d.	relationship between a company and a person, that directly or indirectly controllsor is controlled by such company;

e.	relationship between two companies that are controlled, directly and indirectly, by the same person;

f.	relationship between a company and its majority shareholders.

1.3.

“Paying Agent” shall mean KSEI, appointed by virtue of a written agreement by the Issuer, having the obligation to assist in the payment of the Ijarah Fee Installment and repayment of the Remaining Ijarah Fee and Compensation for Loss Due to Late Payment (if any) to the Syariah Ijarah Bondholders through the Accountholder for and on behalf of the Issuer upon receiving funds for such payment from the Issuer, subject to the rights and obligations as set forth in the Paying Agent Agreement.

1.4.

“Collateral and Guarantee” shall mean any form of collateral and guarantee over the assets, properties and revenues of a person, being granted with respect to its obligations or the obligations of other persons, including but not limited to securities right, mortgage, lien, fiducia, borgtocht and/or corporate guarantee.

1.5.	“Permitted Collateral and Guarantee” shall mean:

a.

Collateral and Guarantee of the Issuer or a Subsidiary that is existing and/or in the process of being encumbered prior to the Issuance Date, provided that if the asset being encumbered as Collateral or Guarantee has been released as security, the asset may be put as Collateral and Guarantee for the interest of parties other than the Bondholders;

b.

Collateral and Guarantee of a party which merges into the Issuer or a Subsidiary, or from of a party which become a Subsidiary, provided that such Collateral and Guarantee have been existing prior to the merger into or the becoming of a Subsidiary of the Issuer, and if the asset being encumbered as Collateral and Guarantee has been released as security, among others as a result of a merger between the Issuer and any of its Subsidiaries, the asset may be put as Collateral and Guarantee for the interest of parties other than the Syariah Ijarah Bondholders;

c.	Collateral and Guarantee granted with respect to a tender process or deposit, or to guarantee tax, customs charges or rent payment;

d.	Collateral and Guarantee granted in the normal course of business to secure certain obligations in respect of the Issuer’s or a Subsidiary’s accounts payable;

e.	Collateral and Guarantee with respect to reservation of outstanding taxes;

f.

Collateral and Guarantee granted for the financing of asset procurement by way of credit in general, export or supplier credit, as well as financing for vendors or sewa guna usaha (leasing), where such asset is to be the object of the Collateral and Guarantee for the said financing and, where there is a need for additional Collateral and Guarantee with respect to such financing, the granting of additional Collateral and Guarantee is allowed insofar as the Collateral and Guarantee is granted at a reasonable value in accordance with normal banking practices;

g.	Collateral and Guarantee arising from a court ruling with binding legal force or which has been executed by the relevant authority;

h.

Collateral and Guarantee granted for the purpose of financing the implementation of a cooperation project between the Issuer or a Subsidiary and another party where such financing was provided by another party (including the party whom with the Issuer or the Subsidiary is engaged in such cooperation).

i.

Collateral and Guarantee over other assets of the Issuer arising from the development or expansion of the Issuer’s business, the value of which shall not exceed 10% (ten percent) of the total asset of the Issuer as stated in the Issuer’s latest audited financial report.

1.6.	“Subsidiary” shall mean any subsidiary of the Issuer

(a)	which is directly or indirectly controlled by the Issuer and in which the Issuer’s share participation is at least 50% (fifty percent) of the total issued shares of the company; and

(b)	whose financial report is consolidated into the financial report of the Issuer in accordance with the financial accounting standards as applicable in Indonesia.

1.7.	“Custodian Bank” shall mean commercial bank as approved by BAPEPAM to operate a business as Custodian.

1.8.	“BAPEPAM” shall mean the Capital Market Supervisory Board as defined in Article 3 paragraph 1 of the Capital Market Law, and its successor and assignees.

1.9.

“Stock Exchange” shall mean the stock exchange as defined under Article 1 point 4 of the Capital Market Law, which service in this case is performed by PT Bursa Efek Indonesia, domiciled in Jakarta, or any of its successors or assignees or other stock exchange which will be determined hereinafter, in which the Bonds and the Syariah Ijarah Bonds shall be listed.

1.10.

“Ijarah Fee Installment” shall mean a part of the Ijarah Fee payable by the Issuer to the Syariah Ijarah Bondholders as fee for the benefit received by the Issuer pursuant to the deed of Ijarah, the payment of which shall be made on every Ijarah Fee Installment Payment Date.

1.11.

“Register of Bondholders” shall mean list issued by KSEI containing information on the Syariah Ijarah Bond ownership of all the Syariah Ijarah Bondholders through the Accountholders at KSEI, to contain among others the name, amount of Syariah Ijarah Bond participation, tax status and nationality of the Accountholder and/or Syariah Ijarah Bondholders pursuant to data provided by Accountholders to KSEI.

1.12.	“Issuance Documents” shall mean:

(a)	Syariah Ijarah Trustee Agreement;

(b)	Syariah Ijarah Underwriting Agreement;

(c)	Paying Agent Agreement;

(d)	Agreement on the Registration of the Syariah Ijarah Bonds with KSEI;

(e)	Preliminary Agreement on Securities Registration between the Issuer and the Stock Exchange for the Listing of the Syariah Ijarah Bonds at the Stock Exchange

and all its amendments, addendums and renewals and all other documents required by the competent regulatory authority.

1.13.

“EBITDA” shall mean, for any period, an amount equal to the sum of operating income (calculated before finance costs, taxes, non-operating income or expenses and extraordinary and exceptional items) plus depreciation and amortization, and, in the case of any testing or calculation of the ratio of aggregate Debt to EBITDA as referred to in Article 11.3.m (iii), after giving pro forma effect to any material acquisition or disposal of assets or businesses as if such acquisition or disposal had occurred on the first day of such period.

1.14.

“Securities” shall mean commercial papers, namely debenture, commercial papers, shares, Syariah Ijarah bonds, evidence of indebtedness, collective investment participation contract unit, Securities term notes, and derivatives of Securities thereof.

1.15.

“Effective” shall mean the satisfaction of all requirements under the Registration Statement as set under Article 74 of the Capital Market Law and the provisions of paragraph 10 of Rule Number: IX.A.2, Appendix to Decree of the Chairperson of BAPEPAM number Kep-25/PM/2002 dated 17-07-2003 (seventeenth of July, two thousand and three), namely:

a.	upon the elapse of:

(i)	45 (forty-five) days from the date as of the complete Registration Statement is received by BAPEPAM in complete; or

(ii)	45 (forty-five) days from the date of the the last Registration Statement revision submitted by the Issuer or requested by BAPEPAM; or

b.	upon the effective statement by BAPEPAM that no further information is required.

1.16.

“Equity” shall mean total assets less total liabilities, where total liabilities exclude all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to any member of the Group which is subordinated to any Debt.

1.17.	“Issuance” shall mean the issuance of the Syariah Ijarah Bonds by the Issuer to be offered and sold to the public by way of Public Offering.

1.18.	“Issuer” shall mean PT INDOSAT Tbk., domiciled in Jakarta.

1.19.	“Group” shall mean Issuer and its Subsidiaries.

1.20.	“Banking Day” shall mean any day that banks in Jakarta carry on banking activities and Bank Indonesia carries on its interbank clearings.

1.21.

“Exchange Day” shall mean any day that the Stock Exchange carries on stock exchange activities, namely from Monday through Friday, except for national holidays or other holidays as determined as such by the Indonesian government or by the Stock Exchange.

1.22.	“Calendar Day” shall mean any day of the Gregorian year without exception.

1.23.	“Business Day” shall mean Monday through Friday, except for national holidays as may be determined by the Indonesian government.

1.24.

“Issuer Restructuring” shall mean a restructuring measures conducted by the Issuer and any Subsidiary from time to time in order to become a full network and service provider focusing on cellular arrays, comprising of:

i.

the act of selling, leasing or otherwise transferring the assets and business of the Issuer within the Issuer’s Primary Line of Business (including but not limited to the assignment of any statutory permits and contractual rights) to a Subsidiary and the selling of the Issuer’s shares in such Subsidiary, provided that the same shall not cause the Issuer’s shareholding in the Subsidiary to be less than 51% (fifty-one percent);

ii.	merger of the Issuer’s line of business with that of a Subsidiary engaged in the field of cellular network and services and/or the merger of lines of business among subsidiaries;

iii.	sale, purchase, or restructuring of shareholding or ownership of the Issuer or Subsidiary outside the Issuer’s Primary Line of Business;

iv.	other actions required to be undertaken in accordance with an amendment to the laws or policies of the Government of Indonesia.

1.25.

“Ijarah Fee” shall mean the aggregate funds to be paid by the Issuer to the Syariah Ijarah Bondholders with respect to the Issuance under the Issuance Documents, which comprises of the Ijarah Fee Installments, Remaining Ijarah Fee and Compensation for Loss Due to Late Payment (if any) payable by the Issuer from time to time during the Syariah Ijarah Trustee Agreement.

1.26.	“Issuer’s Primary Line of Business” shall mean the Issuer’s business as full network and service provider in the field of telecommunication, to include:

a.	the business and/or activity of providing and rendering telecommunications network and/or services as well as information technology services;

b.	the services of planning, infrastructure construction, provision of telecommunication as well as the information technology facilities, including the provision of supporting resources;

c.

the services of operations (comprising of the marketing and sales of telecommunications network and/or services as well as communications and information technology services rendered by the Company), to carry out maintenance, research, development of telecommunications and information technology infrastructure and/or facilities, to provide education and training, either locally or overseas;

d.	the services that are relevant to the development of telecommunications and information technology network and/or services.

1.27.	“Event of Default” shall mean one or more of the events specified in Article 12 of this Syariah Ijarah Trustee Agreement.

1.28.

“Written Confirmation” shall mean written confirmation report and/or balance statement of the Syariah Ijarah Bonds held in the Securities Account issued by KSEI or the Accountholder pursuant to the securities account opening agreement and the confirmation shall be the basis for payment of Ijarah Fee Installment, repayment of the Remaining Ijarah Fee and other entitlements relating to the Bonds.

1.29.

“Written Confirmation For GMSB” (KTUR) shall mean confirmation of Syariah Ijarah Bond ownership issued by KSEI to the Syariah Ijarah Bondholders through the Accountholders, specifically for attending a GMSB or submitting a request for the convening of a GMSB.

1.30.

“Compensation for Loss Due to Late Payment” shall mean the amount payable by the Issuer to the Syariah Ijarah Bondholders arising from failure of or late payment of the Ijarah Fee Installment and/or repayment of the Remaining Ijarah Fee, where no element of fault exists on the part of the Syariah Ijarah Bondholders and the Syariah Ijarah Bondholders suffer loss due to the failure of or late payment.

The amount of the Compensation for Loss Due to Late Payment for late payment of the Ijarah Fee Installment shall be Rp.3,325,000.00 (three million three hundred and twenty-five thousand Rupiah) per day, whereas late payment of the Remaining Ijarah Fee shall incur a Compensation for Loss Due to Late Payment in the amount of Rp.110,833,340.00 (one hundred and ten million eight hundred and thirty-three thousand three hundred and forty Rupiah) per day.

In the event the value of the Remaining Ijarah Fee is higher or lower than such amount, the Compensation for Loss Due to Late Payment shall be adjusted on a proportional basis.

1.31.

“KSEI” shall mean PT Kustodian Sentral Efek Indonesia, domiciled in Jakarta, a company licensed by the BAPEPAM to carry out activities as a Custodian and Settlement Institution providing depository services to the Accountholders, which in this Syariah Ijarah Bond Issuance serves to hold and administer the Syariah Ijarah Bonds in accordance with the Agreement of Syariah Ijarah Bond Registration With KSEI and as Paying Agent as provided under the Paying Agent Agreement.

1.32.

“Custodian” shall mean the entity providing depository service for the Securities and other assets relating to the Securities as well as other services including the receipt of Ijarah Fee Installment and other entitlements, settlement of Securities transactions and representing Accountholders who are its own customers in accordance with the Capital Market Law which includes KSEI, Securities Company, and Custodian Bank.

1.33.	“Public” shall mean Indonesian or foreign individuals and/or legal entities, domiciled within or outside Indonesia.

1.34.	“Adjusted Consolidated Capital” shall mean the consolidated capital of the Issuer deductible by intangible assets.

1.35.

“Bonds” shall mean the “INDOSAT BOND IV YEAR 2005 WITH FIXED INTEREST RATE”, constituting a debenture issued by the Issuer to the Bondholders as evidenced by Bond Jumbo Certificate, governed by the terms set forth in Article 5 Trustee Agreement and registered with the KSEI Collective Custody under the Agreement on Bond Registration With KSEI.

1.36.

“Syariah Ijarah Bond” shall mean the “SYARIAH IJARAH INDOSAT BOND YEAR 2005” constituting a debenture issued by the Issuer to the Syariah Ijarah Bondholders as evidenced by the Syariah Ijarah Bond Jumbo Certificate, governed by the terms set forth in Article 5 of the Syariah Ijarah Trustee Agreement and registered with the KSEI Collective Custody under the Agreement on Syariah Ijarah Bond Registration With KSEI.

1.37.	“Ijarah Object” shall mean the assignment of benefit over the bandwidth of the Issuer at 80 (eighty) Megahertz, used by the Issuer in providing the Indosat World Line (IWL) service.

1.38.	“Syariah Ijarah Bondholders” shall mean members of the public who invest into the Syariah Ijarah Bonds and who are the beneficiary holders of a part or all of the Syariah Ijarah Bond, consisting of:

(a)	Accountholders directly invest in the Syariah Ijarah Bonds; and/or

(b)	The public other than Accountholders invests in the Syariah Ijarah Bonds through the Accountholders.

1.39.

“Accountholder” shall mean a party whose name is registered as owner of a Securities Account with KSEI, which includes the Custodian Bank and/or Securities Company and/or other parties approved by KSEI subject to the provisions of the Capital Market Law and KSEI Regulations.

1.40.

“Public Offering” shall mean the offering of the Syariah Ijarah Bonds by the Issuer in accordance with the provisions of the Capital Market Law, the implementing regulations thereof, and other related regulatory provisions, as well as the terms set forth in the Syariah Ijarah Underwriting Agreement.

1.41.

“Collective Custody” shall mean the collective custody services over the Securities jointly owned by more than one party whose interests are represented by the Custodian as defined under the Capital Market Law.

1.42.

“Syariah Ijarah Underwriters” shall mean the parties who enter into an agreement with the Issuer to conduct the Public Offering on behalf of the Issuer and , according to their respective underwriting portion, and each of them undertake full commitment to purchase and to pay any remaining Syariah Ijarah Bonds unsubscribed by the Public in accordance with the terms set forth in the Syariah Ijarah Underwriting Agreement.

1.43.

“Syariah Ijarah Lead Underwriter” shall mean the parties responsible for the conduct and administration of the Issuance in accordance with the terms set forth in the Capital Market Law, which in this case is PT ANDALAN ARTHA ADVISINDO SEKURITAS, domiciled in Jakarta, according to the terms and conditions of the Syariah Ijarah Underwriting Agreement.

1.44.

“Paying Agent Agreement” shall mean the agreement entered into between the Issuer and Paying Agent with regard to the payment of Ijarah Fee Installment and/or the repayment of the Remaining Ijarah Fee, made privately, and any amendments thereto as may be entered into in the future by the parties.

1.45.

“Syariah Ijarah Underwriting Agreement” shall mean the Underwriting Agreement entered into by and between the Issuer and the Syariah Ijarah Lead Underwriters and the Syariah Ijarah Underwriters, including with any amendments and/or addendums thereto and/or renewals thereof as may be entered into in the future by the parties.

1.46.

“Trustee Agreement” shall mean an agreement entered into by the Issuer and Trustee with regard to the issuance of the Bonds and any schedules and/or amendments and/or addendums thereto and/or renewals thereof as may be duly entered into in the future by the parties.

1.47.

“Syariah Ijarah Trustee Agreement” shall mean the INDOSAT Syariah Ijarah Trustee Agreement of Agreement of 2005 as stated in a deed dated 03-05-2005 (third of May, two thousand and five) number 3, and lastly amended and supplemented by this deed, and any schedules and/or amendments and/or addendums thereto and/or renewals thereof as may be duly entered into in the future by the parties.

1.48.

“Agreement on the Registration of the Syariah Ijarah Bonds With KSEI” shall mean an agreement entered into by the Issuer and KSEI made privately, affixed with sufficient duty stamps, and any amendments and/or addendums thereto and/or renewals thereof as may be duly entered into in the future by the parties.

1.49.

“Registrations Statement” shall mean the statement of registration and submission of documents to BAPEPAM by the Issuer and the Lead Underwriter for the purpose of the Public Offering of the Syariah Ijarah Bonds subject to and in accordance with the Capital Market Law.

1.50.	“Securities Company” shall mean a party who carries out business as underwriter, securities trade broker and/or investment manager as referred to under the Capital Market Law.

1.51.	“Affiliated Company” shall mean any company in which the Issuer has share ownership.

1.52.	“Debt” means, with respect to any person on any date of determination (without duplication):

(i)

the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable which in any such case, bears interest or on which interest accrues; and

(ii)	all obligations of such person in relation to procurement payables constituting accounts payable to such person’s suppliers:

(a)	which bear interest or on which interest accrues; and

(b)	payment for such accounts payable is due more than six (6) months after the date of invoice but, in relation to any member of the Group, excluding all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to such member of the Group which is subordinated to any debt referred in point (i) and (ii) above.

1.53.	“Permitted Receivables” shall mean loan or credit granted by the Issuer or Subsidiaries:

a.	to an entity whose financial statement is consolidated into the financial statement of the Issuer or a Subsidiary;

b.	prior to the Issue Date, as stated in the Financial Statement dated 30-12-2004 (thirty of December, two thousand and four);

c.	which constitute advance payment or loan which constitute regular accounts payable and normally granted in the course of daily business operation of the Issuer or Subsidiary;

d.	to the employees of the Issuer in accordance with the Issuer’s policy (for the avoidance of doubt, such loan is granted by the issuer); and

e.	to the employees of a Subsidiary in accordance with such Subsidiary’s policy (for the avoidance of doubt, such loan is granted by the Subsidiary).

1.54.

“Bond Principal” shall mean the aggregate debt to be paid by the Issuer to the Bondholders under the Bonds at any time outstanding, which as on the Issue Date is in the amount of Rp.815,000,000,000.00 (eight hundred and fifteen billion Rupiah), subject to Article 5 and Article 6 the Trustee Agreement.

1.55.

“Prospectus” shall mean the prospectus prepared and issued by the Issuer jointly with the Syariah Ijarah Lead Underwriter for the purpose of the Issuance in accordance with the provisions of Article 1 point 26 of the Capital market law and Rule Number IX.C.2, Attachment to the Decree of the Chairman of Bapepam dated 17-01-1996 (seventeenth of January, nineteen ninety-six) number Kep-51/PM/1996.

1.56.

“Securities Account” shall mean the account setting out the position of the Syariah Ijarah Bonds and/or funds of the Syariah Ijarah Bondholders administered by KSEI or the Accountholder pursuant to the agreement on the opening of the securities account executed by the Syariah Ijarah Bondholders.

1.57.	“GMSB” shall mean a General Meeting of Syariah Ijarah Bondholders as defined in Article 13 Syariah Ijarah Trustee Agreement.

1.58.

“Transfer Unit” shall mean a unit by which the Syariah Ijarah Bonds can be transferred and traded between Securities Accounts, at a value as specified in Article 5 paragraph 12 of the Syariah Ijarah Trustee Agreement.

1.59.	“Syariah Ijarah Bond Jumbo Certificate” shall mean proof of issuance of the Syariah Ijarah Bonds maintained at KSEI and issued in the name of KSEI for the benefit of the Syariah Ijarah Bondholders.

1.60.

“Remaining Ijarah Fee” shall mean a part of the assignment of benefit payable by the Issuer to the Syariah Ijarah Bondholders, which as of the Issuance Date is in the amount of Rp.285,000,000,000.00 (two hundred and eighty-five billion Rupiah), which amount shall be paid by the Issuer to the Syariah Ijarah Bondholders subject to Article 5 and Article 6 Syariah Ijarah Trustee Agreement.

1.61.

“Issue Date” shall mean the date on which the Syariah Ijarah Bonds shall be distributed into the Securities Account of the Syariah Ijarah Lead Underwriter upon the Issuer’s submission of the Syariah Ijarah Jumbo Bond Certificate to KSEI, which also constitutes a Payment Date.

1.62.	“Remaining Ijarah Fee Repayment Date” shall mean the date on which the Remaining Ijarah Fee is due and payable, subject to Article 5 Syariah Ijarah Trustee Agreement.

1.63.

“Payment Date” shall mean the date of payment of the Syariah Ijarah Bond Issuance proceeds to the Issuer as deposited by the Syariah Ijarah Underwriter through the Syariah Ijarah Lead Underwriter pursuant to the Syariah Ijarah Underwriting Agreement.

1.64.

“Ijarah Fee Installment Payment Date” shall mean any of the dates on which the Ijarah Fee Installment becomes payable to the entitled Syariah Ijarah Bondholders, as determined based upon the Register of Accountholders, subject to Article 5 Syariah Ijarah Trustee Agreement.

1.65.	“Capital Market Law” shall mean the Law of the Republic of Indonesia Number 8 of 1995 (nineteen ninety-five) on Capital Market.

1.66.

“Trustee” shall mean PT. BANK RAKYAT INDONESIA (PERSERO) Tbk, domiciled and having its principal place of business in Central Jakarta, or any of its successor, acting for its own account and under this Syariah Ijarah Trustee Agreement acting for the interest of all the Syariah Ijarah Bondholders.

2.	Amend Article 11.3.m (i) and (iii) of the Syariah Ijarah Trustee Agreement to become as follows:

11.3.(m)	meet financial obligations pursuant to the consolidated financial report of the Issuer and Subsidiaries s follows:

(i)	the ratio of aggregate Debt to Equity shall not at any time exceed 2.5 : 1 (two point five to one) as stated in every quarterly consolidated financial statements.

(iii)	the ratio between total Debt to EBITDA shall not exceed 3.5 : 1 (three point five to one) as stated in every audited annual consolidated financial statements.

3.	Amend Article 18 paragraph 2 sub-paragraph (viii) to be made to conform with the prevailing regulatory provisions:

18.2.	The parties hereto agree that arbitration shall be conducted in the following manner:

(viii)	for the purpose of enforcement of the BASYARNAS arbitration award, a legal and permanent domicile shall be selected at the Registrar Office of the Central Jakarta Religious Court;

4.	In regards to the matters elaborated above, the parties acting in their aforementioned capacities hereby declare that all conditions set forth under the:

-

deed of THE TRUSTEE AGREEMENT FOR INDOSAT SYARIAH IJARAH BOND YEAR 2005 dated 03-05-2005 (third of May, two thousand and five) number 1, prepared before Mrs. INDAH FATMAWATI, Sarjana Hukum, at that time substituting for me, Notary;

-	deed of ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT SYARIAH IJARAH BOND YEAR 2005 dated 26-05-2005 (twenty-sixth of May, two thousand and five) number 49, prepared before me, Notary;

-	deed of FIRST ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT SYARIAH IJARAH BOND YEAR 2005 dated 07-06-2005 (seventh of June, two thousand and five) number 18, prepared before me, Notary;.

-	deed of SECOND AMENDMENT TO THE TRUSTEE AGREEMENT INDOSAT SYARIAH IJARAH BOND YEAR 2005 dated 23-11-2005 (twenty-third of November, two thousand and five) number 15, prepared before me, Notary.

insofar as they are not expressly amended by this deed, shall continue to be effective, and therefore the above deeds shall constitute one inseparable instrument and duly binding on the parties thereto.

5.	The amendments to:

(a)	Article 1, regarding the definition of EBITDA, Equity, Group, and Debt; and

(b)	Article 11.3.m (i), regarding the ratio between Debt to Equity and Article 11.3.m (iii), regarding the ratio between Debt to EBITDA shall become effective from the closing of the GMSB.

(c)	Article 18 paragraph 2 point (viii), with respect to the enforcement of the BASYARNAS arbitral award;

shall become effective upon the execution of the Third Addendum to the Trustee Agreement for the Syariah Ijarah Bonds.

The appearers hereby assure the authenticity of identity of the appearers as declared in their identifications presented to me, Notary, and are fully liable in that regard and the appearers further represent to have understood the content of this deed.

The appearers are acquainted by me, Notary, as per their identifications.

In regard to all matters elaborated above, it is hereby prepared:

THIS DEED

Prepared as minute and read and signed in Jakarta on the day and date as stated at the beginning of this deed, attended by:

1.

Mrs. INDAH FATMAWATI, Sarjana Hukum, born in Jakarta on 28-07-1959 (twenty-eighth of July, nineteen fifty-nine), Indonesian Citizen, domiciled in South Jakarta, Tebet Timur Dalam VI K/4, Rukun Tetangga 003, Rukun Warga 006, Kelurahan Tebet Timur, Kecamatan Tebet.

Holder of Identity Card number: 09.5007.680759.0199.

2.

Mrs. DIYAH SUWATI, born in Solo on 26-10-1964 (twenty-sixth of October, nineteen sixty-four), Indonesian citizen, privately employed, domiciled in Tangerang, Jalan Talas II, Pondok Cabe Ilir, Rukung Tetangga 02, Rukun Warga 01, Kelurahan Pondok Cabe Ilir, Kecamatan Pamulang.

Holder of Identity Card number: 3219222004.1786503.

For the time being residing in Jakarta.

Both Assistant Notary, as witnesses.

As this deed has been duly deliberated by the parties, only the general outline of it contents has been read by me, Notary, to the appearers and witnesses, and the same is forthwith signed by the appearers, witnesses and me, Notary.

Signed without modification.

The original of this deed as been duly signed.

PREPARED AS A TRUE IDENTICAL COPY

[duty stamp: Rp.6,000]

[signed]